TBS International Limited Reports Third Quarter and Nine Months 2008 Financial Results

HAMILTON, BERMUDA – November 6, 2008 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the third quarter and nine months ended September 30, 2008.

Third Quarter and Nine Months 2008 highlights:

Metric	Q3 2008	Q3 2007	9M 2008	9M 2007
Revenue (thousands)	$183,322	$91,570	$471,845	$238,558
Net Income (thousands) (1)	$59,143	$27,003	$157,162	$63,095
Income (excl. non-recurring items) (thousands) (1) (2)	$59,143	$27,003	$159,480	$57,875
EPS (diluted) (1)	$1.96	$0.96	$5.41	$2.25
EPS (excl.non-recurring items) (1) (2)	$1.96	$0.96	$5.49	$2.06
Weighted Average Number of Shares (diluted)	30,145,204	28,081,678	29,036,752	28,059,545
EBITDA (thousands) (1) (3)	$83,895	$38,484	$221,001	$96,207
Drydock Days	229	261	568	823

Freight Voyages
Average Daily Voyage TCE	$33,143	$22,527	$31,463	$20,392
Freight Voyage Days	3,296	2,157	8,429	6,064
Tons of Cargo Shipped (thousands)	2,628	1,661	6,960	4,784
Average Freight Rate for All Cargoes	$61.40	$42.66	$55.78	$38.29
Average Freight Rate excluding Aggregates	$95.85	$69.24	$91.92	$63.91
Bunker Cost/Voyage Day	$8,585	$4,956	$7,434	$4,555

Time Charter out Voyages
Average Daily Time Charter TCE	$32,206	$24,656	$30,876	$19,935
Time Charter Days	577	807	2,384	2,640

(1)
Net Income and EPS for the nine months ended September 30, 2008 include $2.3 million for the loss on extinguishment of debt, or $0.08 per share, which was incurred during the first quarter of 2008.  Net Income and EPS for the nine months ended September 30, 2007 include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden, which occurred during the second quarter of 2007, and a loss of $800 thousand from the sale of the M.V. Maya Princess, which occurred during the first quarter of 2007, or $0.22 and $(0.03) per share respectively.

(2)
Income and EPS before non-recurring items is a non-GAAP financial measure. For a reconciliation of Income and EPS before non-recurring items for the three months and nine months ended September 30, 2008, please refer to “Non-GAAP Reconciliations” later in this press release.

(3)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “We attribute these record results to the efforts of our worldwide team of shipping professionals delivering our TBS Five Star Service (Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning) to our global customer base.   TBS owns its vessels, deals directly with our clients and presently do not have vessels on long term time charters.

We are in unprecedented times for the global economy and dry cargo shipping industry.  We believe that the stagnation caused by the crisis in the financial community has interrupted normal trade and reduced cargo movement.  When normal trading patterns resume, we believe that the inevitable global recession that we are facing will result in reduced levels of cargo movement.  At TBS we are taking a cautious approach.

TBS is conserving its cash. We have delayed our program to build additional Roymar Class Multipurpose Tweendeckers; we are deferring the purchase of additional second-hand vessels; and TBS is a growth company that does not pay out its cash flow in dividends.  We are evaluating our entire cost matrix to identify potential savings.

At TBS we are preparing for difficult circumstances while positioning the Company to take advantage of opportunities that present themselves.   TBS uses interest rate derivatives to hedge a portion of its floating rate debt; however, TBS does not use freight rate derivatives, such as freight forward agreements (FFA’s), in its business.

With our Five Star Service and our team of approximately 300 dedicated employees throughout the world, we are able to provide complete logistics and transportation solutions for our customers.  We believe that this value-added approach combined with our efficient and reliable service will serve TBS well through the challenging times we will face in 2009.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “TBS has liquidity, moderate debt and strong banking relationships. These are competitive advantages particularly in today’s market place and they enhance our operating flexibility and our ability to pursue our prudent growth plans.

As of September 30, 2008, we had $90 million of cash on our balance sheet and our net debt to total capitalization was 30%, a moderate level for our industry. Our newbuilding program for the six Roymar Class tweendeckers is progressing, we have in place fixed term financing with The Royal Bank of Scotland for all remaining installments to the shipyard including the delivery of the vessels.  We expect delivery of two vessels in 2009 and four vessels in 2010.

Through interest rate swaps we have fixed the interest on 77% of our total outstanding debt as of September 30, 2008 to a weighted average annual rate of 3.85% before bank margins.

In the third quarter of 2008, we continued with our drydocking and maintenance program and drydocked nine vessels for 229 drydocking days.”

Third Quarter 2008 Results:
For the third quarter ended September 30, 2008, total revenues were $183.3 million, an increase of 100.1% compared to the $91.6 million for the same period in 2007. Net income for the third quarter 2008 was $59.1 million, an increase of 118.9% compared to $27.0 million for the same period in 2007.  Earnings per diluted share were $1.96 in the third quarter of 2008 compared to $0.96 for the third quarter 2007.

EBITDA, which is a non-GAAP measure, increased 117.9% to $83.9 million for the third quarter 2008 from $38.5 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $183.3 million for the third quarter of 2008 include voyage revenues of $161.4 million, time charter revenues of $19.3 million and Logistics and other revenues of $2.6 million.

An average of 42 vessels (excluding off-hire) were operated during the third quarter 2008 compared to 32 vessels (excluding off-hire) during the same period of 2007.

Voyage Revenues:
Voyage revenues in the third quarter 2008 were $161.4 million, an increase of $90.5 million or 127.6% from the $70.9 million during the same period in 2007.

Total cargo volume (including aggregates) increased 967,324 tons or 58.2% to 2,628,585 tons for the third quarter 2008 from 1,661,261 for the same period in 2007. The majority of this increase in cargo volume is attributed to a 54% increase in general cargo excluding aggregates, which increased by 513,393 tons.

Cargo volume (excluding aggregates) increased 513,393 tons or 54.2% to 1,460,826 tons for the third quarter 2008 from 947,433 tons for the same period in 2007. Freight rates excluding aggregates increased $26.61 per ton or 38.4% to $95.85 per ton for the third quarter 2008 from $69.24 per ton during the same period in 2007.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $33,143 per day in the third quarter 2008, an increase of 47.1% from the $22,527 during the same period in 2007 and an increase of 6.2% from the $31,212 per day during the second quarter 2008.

Time Charter Revenues:
Time charter revenues decreased by $1.3 million or 6.3% to $19.3 million for the third quarter 2008 from $20.6 million for the same period in 2007 reflecting decreased time charter days as we used more of the fleet in our core voyage business.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $32,206 per day in the third quarter 2008, an increase of 30.6% from the $24,656 during the same period of 2007. The key factor driving the increase in the average time charter equivalent rate per day was the strength in the worldwide shipping spot market.

Expenses:
Total operating expenses for the third quarter 2008 increased by $57.4 million or 92.4% to $119.5 million from $62.1 million for the same period in 2007. However, as a percentage of revenue, total operating expenses decreased by 2.7% to 65.2% for the third quarter of 2008 from 67.9% for the same period of 2007.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $29.9 million or 130.5% to $52.9 million for the third quarter 2008. The increase is due to an increase in fuel expenses which were a result of higher average fuel costs and higher fuel consumption due to an increased fleet; higher commission expense as a result of higher voyage revenues, as well as port call expenses and stevedore and other cargo-related expenses reflecting the increased volume of business.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $8.6 million or 38.7% to $30.8 million for the third quarter 2008 as compared to $22.2 million for the same period in 2007. Owned vessel expenses increased by $11.5 million due to an increase in the average number of owned vessels (45 compared to 33) and higher daily operating expenses.  Chartered-in vessel expenses decreased $3.9 million due to a decrease in chartered-in vessel days.  However, as a percentage of total revenue, vessel expenses decreased by 7.3% as compared to the same period last year.

General and administrative expenses increased by $6.2 million or 77.4% to $14.1 million in the third quarter 2008 due to a higher bonus accrual and to a smaller extent due to an increase in staff levels and stock-based compensation costs.

Net interest expense for the second quarter 2008 increased by $2.4 million as compared to the same period last year. This is primarily due to higher debt levels, higher fees and amortization of financing costs partially offset by lower borrowing costs.

The operating expenses for the third quarter of 2008 also include an expense of $1.7 million related to TBS Logistics Incorporated, a cargo and transport management subsidiary started during the fourth quarter of 2007.

Results for the Nine Months ended September 30, 2008:
For the nine months ended September 30, 2008, total revenues were $471.8 million, an increase of 97.7% compared to the $238.6 million for the same period 2007. Net income for the nine months 2008 was $157.2 million, an increase of 149.1% compared to $63.1 million for the same period 2007.  Earnings per share on a diluted basis were $5.41 for the nine months of 2008, calculated on 29,036,752 shares, compared to $2.25 for the nine months of 2007 calculated on 28,059,545 shares.

Net income and earnings per share for the nine months of 2008 include $2.3 million for the loss on extinguishment of debt, or $0.08 per share. Net income and earnings per share for the nine months of 2007 include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden and a loss of $800 thousand from the sale of the M.V. Maya Princess, or $0.19 per share. Before these items, net income would have been $159.5 million or $5.49 per diluted share for the nine months of 2008 and $57.9 million or $2.06 per diluted share for the nine months of 2007.

EBITDA, which is a non-GAAP measure, increased 129.7% to $221.0 million for the nine months ended September 30, 2008 from $96.2 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 39 vessels (excluding off-hire) were operated during the nine months 2008 compared to 32 vessels (excluding off-hire) during the same period of 2007.

Total revenues of $471.8 million for the nine months of 2008 include voyage revenues of $388.2 million, time charter revenues of $77.3 million and Logistics and other revenues of $6.3 million.

Recent Fleet Developments:
On August 11, 2008, TBS took delivery of the M.V. Tupi Maiden, formerly known as the M.V. Ken Blossom, an acquisition the Company announced in June 2008. TBS had agreed to acquire the vessel charter free for $44.0 million.

On August 22, 2008, TBS took delivery of the M.V. Fox Maiden, previously known as the M.V. Desert Explorer, an acquisition the Company announced in June 2008. TBS had agreed to acquire the vessel for $35.5 million charter free.

On September 8, 2008, the Company entered into an agreement to acquire the M.V. CEC Cardigan, to be renamed the M.V. Zia Belle, a 1997 built, 8,734 dwt heavy-lift multipurpose tweendecker with two 150 ton cranes, combinable up to 300 tons. The Company agreed to acquire this vessel charter free for $20.6 million with expected delivery within  the next 30 days.

After acquisition of the M.V. Zia Belle the TBS fleet will be comprised of 47 vessels, with an aggregate of 1.4 million dwt, consisting of 24 multipurpose tweendeckers and a combination of 23 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
The TBS Newbuilding Program to construct six multipurpose vessels with retractable tweendecks is proceeding with the launching of the first vessel projected for the end of November.  We expect delivery of two vessels in 2009 and four vessels in 2010.

TBS entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

We had been actively pursuing opportunities to build additional Roymar Class ships in China for delivery through 2011.  However, in light of current conditions, we have delayed this program.

TBS 2008 Drydock Program:
For the first nine months of 2008, TBS drydocked 15 vessels, including one vessel that entered into drydock during the fourth quarter of 2007 and three vessels that continued into the fourth quarter of 2008, for an aggregate of approximately 570 drydocking days.  The drydockings, including steel renewals of about 2,800 metric tons, had a total cost of approximately $21.4 million.  During the fourth quarter 2008, three vessels that had entered drydock during the third quarter are expected to continue into this quarter for 99 days.  In addition, two vessels requiring about 800 metric tons of steel will be drydocked for about 90 drydock days.

Conference call and webcast:
On Friday, November 7, 2008 at 10:00 a.m. EST, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-680-0893 (from the US) or 1-617-213-4859 (International Dial In). Participant Passcode: 98996970. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link. Participants may pre-register for the call at
https://www.theconferencingservice.com/prereg/key.process?key=P94LGH76Y. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EST on Friday, November 7, 2008 until Friday, November 14, 2008 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 21011780. A replay of the webcast will be available soon after the completion of the call.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Consolidated Statements of Income
For the Third Quarter and Nine Months
Ended September 30, 2008 and 2007
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue:
Voyage revenue	$161,397	$70,873	$388,253	$183,196
Time charter revenue	19,308	20,557	77,292	54,748
Logistics revenue (1)	2,045	-	5,288	-
Other revenue	572	140	1,012	614
Total revenue	183,322	91,570	471,845	238,558

Operating expenses:
Voyage	52,882	22,942	126,731	61,657
Logistics (1)	1,726	-	4,417	-
Vessel	30,759	22,192	78,508	62,690
Depreciation and amortization of vessels
and other fixed assets	19,980	9,032	49,988	25,869
General and administrative	14,121	7,960	41,184	22,804
Loss from sale of vessel (2)	-	-	-	814
Total operating expenses	119,468	62,126	300,828	173,834

Income from operations	63,854	29,444	171,017	64,724

Other (expenses) and income:
Interest expense	(5,041)	(2,603)	(12,318)	(7,772)
Loss on extinguishment of debt (3)	-	-	(2,318)	-
Gain on sale and insurance recovery of vessel (4)	-	-	-	6,034
Interest and other income (expense)	330	162	781	109
Total other (expenses) and income, net	(4,711)	(2,441)	(13,855)	(1,629)

Net income	$59,143	$27,003	$157,162	$63,095

Earnings per share:
Net income per common share
Basic	$1.96	$0.96	$5.42	$2.25
Diluted	$1.96	$0.96	$5.41	$2.25
Weighted average common shares outstanding
Basic	30,104,863	28,044,310	28,980,101	28,024,295
Diluted (5)	30,145,204	28,081,678	29,036,752	28,059,545

Operating Data for the Three and Nine Months Ended September 30, 2008 and 2007

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Other Operating Data:
Controlled vessels (at end of period) (6)	46	33	46	33
Chartered vessels (at end of period) (7)	1	2	1	2
Freight Voyage Days (8)	3,296	2,157	8,429	6,064
Vessel days (9)	4,235	3,295	11,870	9,797
Tons of cargo shipped (10)	2,628	1,661	6,960	4,784
Revenue per ton (11)	$61.40	$42.66	$55.78	$38.29
Tons of cargo shipped, excluding
aggregates (10) (12)	1,461	947	3,688	2,596
Revenue per ton, excluding
aggregates (11) (12)	$95.85	$69.24	$91.92	$63.91
Chartered-out days	577	807	2,384	2,640
Chartered-out rate per day	$33,464	$25,474	$32,421	$20,738
TCE per day - Freight Voyages (13)	$33,143	$22,527	$31,463	$20,392
TCE per day - Time Charters-Out (14)	$32,206	$24,656	$30,876	$19,935

(1)	TBS Logistics Incorporated is a cargo and transport management subsidiary started during the fourth quarter of 2007.

(2)	The 2007 loss on sale of vessel represents the loss on the sale of the Maya Princess of $0.8 million.

(3)
In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America syndicated credit facility.

(4)
For the nine months ended September 30, 2007, the Company had a gain on the sale and insurance recovery of the Huron Maiden. The vessel was severely damaged in a grounding accident on an uncharted rock while on passage near Indonesia on March 9, 2007. On April 4, 2007, the vessel was declared a constructive total loss. Accordingly, TBS received a net amount of $8.0 million from the Hull & Machinery/ Increased Value insurances after a scrap value credit of $2.0 million. The Company retained the proceeds on the sale of the vessel for scrap, which was sold and delivered to the buyer on May 4, 2007 for $2.8 million. After expenses in connection with the accident and the sale of the vessel of approximately $1.2 million, TBS realized a gain on the casualty and sale of the vessel of approximately $6.0 million.

(5)
Diluted weighted average common shares outstanding for the three and nine months ended September 30, 2008 and 2007, includes 40,341, 37,368, 56,651 and 35,250 weighted average common shares, respectively, relating to the restricted Class A common shares granted to our employees and independent directors.

(6)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of September 30, 2008, two vessels in the controlled fleet were chartered-in with an option to purchase.

(7)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(8)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(9)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(10)	In thousands.

(11)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo, and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(12)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(13)
Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period.  Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(14)
Time Charter Equivalent or "TCE" rates for vessels that are time chartered out, are defined as time charter revenue during the period reduced by commissions divided by the number of available time charter days during the period.  Commissions for vessels that are time chartered out for the three months ended September 30, 2008 and September 30, 2007 were $0.7 million and $0.7 million, respectively. Commission for vessels that are time chartered out for the nine months ended September 30, 2008 and September 30, 2007 were $3.7 million and $2.1 million, respectively. No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. No voyage expenses are deducted because they are not applicable.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	September 30,	December 31,
	2008	2007
Balance Sheet Data (In thousands):
Cash and cash equivalents	$89,981	$30,498
Working capital	27,006	1,744
Total assets	982,462	559,113

Long-term debt, including current portion	335,529	180,166
Total shareholders' equity	574,833	319,563

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three and nine months ended September  30, 2008 and 2007.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
EBITDA Reconciliation (In thousands):
Net Income	$59,143	$27,003	$157,162	$63,095
Net interest expenses	4,772	2,449	13,851	7,243
Depreciation and Amortization	19,980	9,032	49,988	25,869
EBITDA	$83,895	$38,484	$221,001	$96,207

Reconciliation of Net Income to Income before non-recurring items for the three and nine months ended September 30, 2008 and 2007:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Income before non-recurring items:
Reconciliation (In thousands)
Net Income	$59,143	$27,003	$157,162	$63,095
Loss on extinguishmet of debt	-	-	2,318	-
Loss on sale of vessel	-	-	-	814
Gain on sale and insurance recovery of vessel	-	-	-	(6,034)
Income before loss on sale of vessel
and other non-recurring items	$59,143	$27,003	$159,480	$57,875

Earnings per share (before loss on sale of vessel and other non-recurring items)
Basic	$1.96	$0.96	$5.50	$2.07
Diluted	$1.96	$0.96	$5.49	$2.06
Weighted average common shares outstanding
Basic	30,104,863	28,044,310	28,980,101	28,024,295
Diluted	30,145,204	28,081,678	29,036,752	28,059,545

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand for the company’s services;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards, which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs;

•	increase in the cost of our drydocking program or delays in our anticipated drydocking schedule;
•
China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa the Caribbean and the Middle East. TBS adds value by offering its customers the TBS “5 Star Service”: ocean transportation, operations, logistics, port services and strategic planning.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     nbornozis@capitallink.com